EXHIBIT 2(a)

Item 2.  Identity and Background.

This Statement is also being filed by Insight Venture Partners IV, L.P., a Delaware limited partnership (hereinafter referred to as “VP”), Insight Venture Partners IV (Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as “VP Co-Investors”), Insight Venture Partners (Cayman) IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as “VP Cayman”), Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership (hereinafter referred to as “VP Fund B”, together with VP, VP Co-Investors and VP Cayman, the “Insight Funds”), Insight Venture Associates IV, L.L.C., a Delaware limited liability company (hereinafter referred to as “Associates”) and Insight Holdings Group, L.L.C., a Delaware limited liability company (hereinafter referred to as “Holdings”), each of whose principal office is located at c/o Insight Capital Partners IV, L.P., 680 Fifth Avenue, 8th Floor, New York, New York 10019.  Each of VP, VP Co-Investors, VP Cayman and VP Fund B is engaged in the venture capital business.  Each of Associates and Holdings is engaged in the venture capital business indirectly through the Insight Funds.

Associates is the general partner of each of the Insight Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.  Holdings is the managing member of Associates, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.